UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2011

Allegheny Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-12001	25-1792394
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1000 Six PPG Place, Pittsburgh, Pennsylvania	15222-5479
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (412) 394-2800

N/A

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) At its December 8, 2011 meeting, the Personnel and Compensation Committee (the “Committee”) of the Board of Directors of Allegheny Technologies Incorporated (the “Company”) took certain actions with respect to the Company’s executive compensation programs and stock ownership guidelines, as follows:

•	Termination of the Company’s Performance Equity Payment Program (“PEPP”)

The Committee terminated the PEPP effective December 31, 2011. The PEPP was a three-year program implemented by the Committee in 2010 for annual measurement periods in 2010, 2011 and 2012. Under the terms of the PEPP, the Committee was permitted to make annual grants of stock, or a combination of stock and cash to certain participants, that would be earned, if at all, at the end of the year based on the actual achievement of earnings goals set at the time of grant. Grants under the PEPP were made for the 2010 and the 2011 calendar years. The Committee determined that the retention goals upon which the PEPP was implemented had been achieved and that no future grants are necessary. This action does not affect the 2011 PEPP grants for which the measurement period ends on December 31, 2011.

•	Reduction to Maximum Percentage Able to be Earned under the Company’s Total Return Shareholder Incentive Compensation Program (“TSRP”)

The Committee reduced the maximum award payable for maximum (at least 90th percentile) performance of the Company relative to its peer group under the TSRP from 300% of base salary to 200% of base salary, for future award periods beginning on or after January 1, 2012.

•	Elimination of Certain Perquisites for Company Executives, including Named Officers

Effective January 1, 2012, the Company eliminated (i) the personal use of corporate aircraft by Company employees without reimbursement to the Company; (ii) Company payment of club membership dues of employees; and (iii) the tax reimbursement arrangements related to (i) and (ii), generically referred to as “gross ups”. There will be no compensation to employees in connection with the elimination of these perquisites.

The Company may elect to enter into aircraft timeshare agreements with certain executives pursuant to which the Company will be reimbursed for any personal use of Company aircraft at reimbursement rates permitted under Federal Aviation Administration regulations (14 C.F.R. Section 91.501). The Company will enter into an Aircraft Timeshare Agreement with Richard J. Harshman, the Company’s Chairman, President and Chief Executive Officer, effective January 1, 2012.

•	Revised Stock Ownership Guidelines for Executives

The Committee revised the Company’s existing stock ownership guidelines for executives, effective January 1, 2012, to require that executives own a specified amount of shares of ATI common stock commensurate with their position at the Company.

The stock ownership guidelines for executives, as revised, are as follows:

Position	Guideline
Chief Executive Officer	100,000 shares

Executive Officers	35,000 shares

Vice Presidents & Corporate Officers	10,000 shares

Company Presidents, Business Unit Vice Presidents and other Executives as deemed appropriate	5,000 shares

Each executive will have five years from the later of January 1, 2012, or the date of promotion to one of the designated positions, as the case may be, to meet the guideline applicable to his or her position. The executive must retain a minimum of one third of any earned performance award denominated in shares of ATI common stock until the applicable guideline is met. The stock ownership guidelines now also apply to company presidents, business unit vice presidents, and other executives as deemed appropriate.

Item 8.01 Other Events.

On December 9, 2011, the Company’s Board of Directors took the following actions:

•	Revised Stock Ownership Guidelines for Non-Employee Directors

The Board of Directors revised the existing stock ownership guidelines applicable to non-employee directors. Under the revised guidelines, non-employee directors should own a minimum of 10,000 shares of ATI common stock within five years of the director’s initial election to the Board. Furthermore, each non-employee director must retain a minimum of one third of his or her share awards of ATI common stock until the guidelines are met.

•	Compensation of Lead Independent Director

The Board of Directors determined that the Lead Independent Director shall receive annual compensation of $10,000. As previously announced, on September 9, 2011, the Board of Directors established a Lead Independent Director position and designated Diane C. Creel to serve as the Lead Independent Director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY TECHNOLOGIES INCORPORATED

By:	/s/ Elliot S. Davis
Elliot S. Davis
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

Dated: December 12, 2011